R.H. Donnelley Appoints R. Barry Sauder as Vice President, Corporate
                    Controller and Chief Accounting Officer

      CARY, N.C., Jan. 29 /PRNewswire-FirstCall/ -- R.H. Donnelley (NYSE: RHD), a leading print and online local search company, today announced the appointment of R. Barry Sauder as vice president, corporate controller and chief accounting officer. Sauder will oversee R.H. Donnelley's accounting operations from the company's Cary, N.C. headquarters and report to R.H. Donnelley Executive Vice President and Chief Financial Officer Steve Blondy. Following the filing of the company's 2007 Form 10-K, Sauder will also assume the role of principal accounting officer. Until that time, Karen E. Palczuk remains the company's principal accounting officer.

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      Sauder has more than 20 years of financial management experience. Prior to joining R.H. Donnelley, Sauder served as vice president of finance, corporate controller and chief accounting officer at InfraSource Services, Inc., a specialty contractor servicing electric, natural gas and telecommunications infrastructure, from April 2004 to October 2007. While there, he managed teams devoted to Securities and Exchange Commission reporting, Sarbanes-Oxley compliance, and tax and general accounting. Prior to that, Sauder was vice president of finance and principal accounting officer at GSI Commerce, Inc., a provider of e-commerce solutions, from January 2001 to April 2004.

      "Barry has demonstrated throughout his career to be an exceptional leader and financial officer, and we are very pleased to have him join R.H. Donnelley," said Blondy. "His previous experience of directing the accounting operations at publicly traded companies, coupled with his understanding of the online sector, provides us with an executive who can have an immediate impact on our business."

      "I'm very excited to be joining R.H. Donnelley, a widely recognized leader in the local search marketplace," said Sauder. "R.H. Donnelley has a strong financial reporting operation and I welcome the opportunity to join the team and make a solid contribution."

      Helping Local Businesses Reach More Customers

      R.H. Donnelley's interactive offerings are essential to its Triple Play(TM) solution suite -- an integrated set of products and services that efficiently and effectively extend the marketing reach of local businesses. Spanning multiple media platforms -- print Yellow Pages directories, DexKnows.com search site and the major search engines (e.g. Yahoo!(R) and Google(R)) via the Company's Dex Search Marketing(R) tools -- Triple Play delivers local businesses' advertisements to a wider set of ready-to-buy consumers.

      About R.H. Donnelley

      R.H. Donnelley connects businesses and consumers through its portfolio of print and interactive marketing solutions. Small- and medium-sized businesses look to R.H. Donnelley's experienced team of marketing consultants to help them grow their companies and drive sales leads. Consumers depend on the company's reliable, trusted, local business content to deliver the most relevant search results when they are seeking local goods and services. For more information, visit http://www.rhd.com and http://www.DexKnows.com.